Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

www.frischs.com

Frisch’s Reports Record Sales for Fiscal 2011

FOR IMMEDIATE RELEASE

Cincinnati, OH—July 26, 2011, Frisch’s Restaurants, Inc. (NYSE Amex: FRS) reported record sales of $303,540,552 for the fiscal year ended May 31, 2011, as sales rose $10,668,378, or 3.6%, from $292,872,174 last year. Net earnings for the year declined 5.3% to $9,472,589 compared to $9,998,931 last year. Diluted earnings per share decreased to $1.87 per share, from $1.93 per share last year.

For the fourth quarter of fiscal 2011, revenue climbed 1.9% to $72,472,819 from $71,118,878 in last year’s fourth quarter. Net earnings declined 8.7% to $2,391,114 compared to $2,618,339 in last year’s fourth quarter. Earnings per share declined to $.48 in the quarter compared to $.51 last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants declined 0.4% for the year. For the fourth quarter, Big Boy same store sales rose 0.5%. The increase in total sales for the year was the result of more Big Boy restaurants in operation this year.”

Maier added, “Our Golden Corral restaurants posted a same store sales increase of 0.6% during the year despite declining 3.6% in the last quarter of the year.”

The decline in operating earnings was largely driven by higher commodity costs that plagued the restaurant industry for the past year and a half. Another factor that hurt operating results was persistently high unemployment in the Midwest that limited the Company’s customers’ disposable income, which in turn inhibited sales growth. The combination of high commodity costs and relatively flat same store sales resulted in a decline in operating earnings. Thanks in large part to a lower effective tax rate, net earnings did not fall as rapidly as operating earnings.

During the year, the Company opened four new Big Boy restaurants. As of May 31, 2011, Frisch’s operated 35 Golden Corral restaurants and 95 company-owned Big Boy restaurants, and there were an additional 25 franchised Big Boy restaurants operated by licensees. In addition, the Company currently has two more Big Boy restaurants under construction.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share data)

	Year ended		(unaudited) Quarter ended
	May 31, 2011	June 1, 2010	May 31, 2011	June 1, 2010

Sales	$303,541	$292,872	$72,473	$71,119

Cost of sales
Food and paper	105,484	99,651	25,876	24,481
Payroll and related	101,067	97,919	23,843	23,596
Other operating costs	67,631	64,988	16,078	15,400

	274,182	262,558	65,797	63,477

Gross profit	29,359	30,314	6,676	7,642

Administrative and advertising	15,872	15,127	3,384	3,694
Franchise fees and other revenue	(1,324)	(1,266)	(319)	(296)
Loss on sale of assets	40	—	40	—

Operating profit	14,771	16,453	3,571	4,244

Interest expense	1,582	1,748	355	393

Earnings before income taxes	13,189	14,705	3,216	3,851

Income taxes	3,716	4,706	825	1,233

NET EARNINGS	$9,473	$9,999	$2,391	$2,618

Earnings per share (EPS) of common stock:

Basic net earnings per share	$1.88	$1.96	$.48	$.51

Diluted net earnings per share	$1.87	$1.93	$.48	$.51

Diluted average shares outstanding	5,068	5,192	4,979	5,163

Depreciation included above	$15,563	$14,085	$3,638	$3,373

Opening expense included above	$1,073	$768	$91	$349

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	May 31, 2011	June 1, 2010
Assets
Current assets
Cash and equivalents	$2,449	$647
Receivables	1,997	1,534
Inventories	5,717	5,959
Other current assets	4,697	2,249

	14,860	10,389

Property and equipment	172,922	168,699

Other assets
Goodwill & other intangible assets	1,237	1,459
Property held for sale and land investments	3,845	3,682
Deferred income taxes and other	2,410	5,024

	7,492	10,165

	$195,274	$189,253

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$10,216	$10,558
Accrued expenses	10,083	9,641
Other	8,801	8,851

	29,100	29,050

Long-term obligations
Long-term debt	22,573	23,286
Other long-term obligations	18,073	16,823

	40,646	40,109

Shareholders’ equity	125,528	120,094

	$195,274	$189,253